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                                                                    EXHIBIT 99.1

MEMO

TO:   All Directors and Executive Officers of Corrections Corporation of America

FROM: Scott Craddock
      Compliance Officer

DATE: July 30, 2004


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          NOTICE OF BLACKOUT PERIOD TO DIRECTORS AND EXECUTIVE OFFICERS
             OF CORRECTIONS CORPORATION OF AMERICA (THE "COMPANY")

                           Notice Date: July 30, 2004

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Effective September 30, 2004, the Corrections Corporation of America 401(k)
Savings and Retirement Plan (the "Plan") will be replacing two of its current investment options. In preparation for these changes, the Plan will be subject to a blackout period (the "Blackout Period") that will temporarily prevent (i) Plan participants from selling fund shares and exchanging shares between funds and (ii) the Plan from taking certain administrative actions, such as processing a participant's loan application or reallocating a participant's account balance. The Blackout Period is necessary to effect the change in the Plan's current investment options.

The Blackout Period will begin at the close of business on September 23, 2004, and end on or about October 1, 2004.

Under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Section 101(a) of Regulation BTR, promulgated thereunder, each director and executive officer of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, is prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity security of the Company during the Blackout Period, if the director or executive officer acquired or previously acquired the equity security in connection with his or her service or employment as a director or officer of the Company. Consequently, during the Blackout Period, you may not purchase, sell or otherwise transfer or acquire any equity securities of the Company (or exercise any options) that you acquired in connection with your service as a director or executive officer of the Company. Certain transactions are exempt from this prohibition, including, but not limited to, purchases or sales of Company securities pursuant to a Rule 10b5-1 arrangement (provided such arrangement is not adopted or amended during the Blackout Period) and purchases that occur automatically pursuant to the Plan, if any.

The foregoing prohibition is in addition to the restrictions on trading activity under the Company's Insider Trading Compliance Policy.


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Please note that any security of the Company that you purchase, sell or otherwise transfer during the Blackout Period will be automatically treated as acquired in connection with your service or employment with the Company unless you establish that the securities were acquired from another source and that such identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting purposes.

If you have any questions about this notice or the Blackout Period, you should contact Scott Craddock, Esq., Assistant General Counsel and Compliance Officer, Corrections Corporation of America, 10 Burton Hills Boulevard, Nashville TN 37215, phone: (615) 263-3036, email: scott.craddock@correctionscorp.com.